UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. AMENDMENT NO. 1)1


                           iShares S&P 500 Index Fund
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    464287200
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                  August 5, 2003
--------------------------------------------------------------------------------
             (Date of event that requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 9 Pages)


--------------------------------
     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                  SCHEDULE 13G
--------------------                                          ------------------
CUSIP NO.  464287200                                          PAGE 2 OF 9 PAGES
--------------------                                          ------------------
--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          USAA INVESTMENT MANAGEMENT COMPANY
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) [ ] (B)[ ]

--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF DELAWARE

--------------------------------------------------------------------------------

NUMBER OF                5    SOLE VOTING POWER

SHARES                        3,140,801

BENEFICIALLY            --------------------------------------------------------

OWNED BY                 6    SHARED VOTING POWER
EACH
                              NONE

REPORTING               --------------------------------------------------------

PERSON                   7    SOLE DISPOSITIVE POWER

WITH                          3,140,801

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              NONE

--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,140,801

--------------------------------------------------------------------------------

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [  ]

--------------------------------------------------------------------------------

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.85%

--------------------------------------------------------------------------------

    12    TYPE OF REPORTING PERSON *

          IA

================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 464287200                                            PAGE 3 OF 9 PAGES
-------------------                                            -----------------
--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          UNITED SERVICES AUTOMOBILE ASSOCIATION

--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) [ ] (B)[ ]

--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF DELAWARE

--------------------------------------------------------------------------------

NUMBER OF                5    SOLE VOTING POWER

SHARES                        3,140,801

BENEFICIALLY            --------------------------------------------------------

OWNED BY                 6    SHARED VOTING POWER
EACH
                              NONE

REPORTING               --------------------------------------------------------

PERSON                   7    SOLE DISPOSITIVE POWER

WITH                          3,140,801

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              NONE

--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,140,801

--------------------------------------------------------------------------------

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [  ]

--------------------------------------------------------------------------------

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.85%

--------------------------------------------------------------------------------

    12    TYPE OF REPORTING PERSON *

          HC

================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G
--------------------                                           -----------------
CUSIP NO.  464287200                                           PAGE 4 OF 9 PAGES
--------------------                                           -----------------
--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          USAA CAPITAL CORPORATION

--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) [ ] (B)[ ]

--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF DELAWARE

--------------------------------------------------------------------------------

NUMBER OF                5    SOLE VOTING POWER

SHARES                        3,140,801

BENEFICIALLY            --------------------------------------------------------

OWNED BY                 6    SHARED VOTING POWER
EACH
                              NONE

REPORTING               --------------------------------------------------------

PERSON                   7    SOLE DISPOSITIVE POWER

WITH                          3,140,801

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              NONE

--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,140,801

--------------------------------------------------------------------------------

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [  ]

--------------------------------------------------------------------------------

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.85%

--------------------------------------------------------------------------------

    12    TYPE OF REPORTING PERSON *

          HC

================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G
--------------------                                           -----------------
CUSIP NO.  464287200                                           PAGE 5 OF 9 PAGES
--------------------                                           -----------------
--------------------------------------------------------------------------------

     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          USAA INVESTMENT CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A) [ ] (B)[ ]

--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          STATE OF DELAWARE

--------------------------------------------------------------------------------

NUMBER OF                5    SOLE VOTING POWER

SHARES                        3,140,801

BENEFICIALLY            --------------------------------------------------------

OWNED BY                 6    SHARED VOTING POWER
EACH
                              NONE

REPORTING               --------------------------------------------------------

PERSON                   7    SOLE DISPOSITIVE POWER

WITH                          3,140,801

                        --------------------------------------------------------

                         8    SHARED DISPOSITIVE POWER

                              NONE

--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,140,801

--------------------------------------------------------------------------------

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*    [  ]

--------------------------------------------------------------------------------

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.85%

--------------------------------------------------------------------------------

    12    TYPE OF REPORTING PERSON *

          HC

================================================================================

                               * SEE INSTRUCTIONS

-------------------                                            -----------------
CUSIP NO. 464287200                                            PAGE 6 OF 9 PAGES
-------------------                                            -----------------

                                  SCHEDULE 13G


ITEM 1(A).        NAME OF ISSUER:

                  iShares S&P 500 Index Fund

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  c/o SEI Investments Distributions Co.
                  One Freedom Valley Drive
                  Oaks, PA 19456

ITEM 2(A).        NAMES OF PERSONS FILING:

                  USAA Investment Management Company (IMCO)
                  United Services Automobile Association (USAA)
                  USAA Capital Corporation (CAPCO)
                  USAA Investment Corporation (I-Corp)

ITEM 2(B).        BUSINESS MAILING ADDRESS FOR THE PERSONS FILING:

                  9800 Fredericksburg Road
                  San Antonio, Texas 78288

ITEM 2(C).        CITIZENSHIP:

                  Delaware (for IMCO, CAPCO, and I-Corp)
                  Texas (for USAA)

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  464287200

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         (A)   [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT;

         (B)   [ ] BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT;

         (C)   [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT;

         (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940;

         (E)   X   AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION 240.13D-1(B)
                   (1)(II)(E) (FOR IMCO);

         (F) [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH SECTION 240.13D-(B)(1)(II)(F);

         (G)   X   A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH
                   SECTION 240.13D-1(B)(1)(II)(G) (FOR USAA, CAPCO, AND I-CORP);

         (H) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT;

         (I) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940;

         (J)   [ ] GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(II)(J).

-------------------                                            -----------------
CUSIP NO. 464287200                                            PAGE 7 OF 9 PAGES
-------------------                                            -----------------

                                  SCHEDULE 13G


ITEM 4.  OWNERSHIP:

              (A)  AMOUNT BENEFICIALLY OWNED:

                       3,140,801

              (B)  PERCENT OF CLASS:

                       5.85%

              (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 3,140,801

                    (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  None

                    (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF: 3,140,801

                    (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:  None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON:

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

--------------------                                           -----------------
CUSIP NO. 464287200                                            PAGE 8 OF 9 PAGES
--------------------                                           -----------------

                                  SCHEDULE 13G


ITEM 10. CERTIFICATION:

                  The following certification shall be included if the statement is filed pursuant to rule 13d-1(b):

                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


DATED: DECEMBER 19, 2003
                                        USAA INVESTMENT MANAGEMENT COMPANY



                                        BY: /s/ Mark S. Howard
                                            ---------------------------------
                                              NAME:  MARK S. HOWARD
                                              TITLE: SENIOR VICE PRESIDENT,
                                                     SECRETARY AND COUNSEL


                                        UNITED SERVICES AUTOMOBILE ASSOCIATION



                                        BY:  /s/ Bradford W. Rich
                                            ---------------------------------
                                              NAME:  BRADFORD W. RICH
                                              TITLE: EXECUTIVE VICE PRESIDENT,
                                                     GENERAL COUNSEL
                                                     AND CORPORATE SECRETARY


                                        USAA CAPITAL CORPORATION



                                        BY:  /s/ Bradford w. Rich
                                            ---------------------------------
                                              NAME:  BRADFORD W. RICH
                                              TITLE: SENIOR VICE PRESIDENT,
                                                     SECRETARY


                                        USAA INVESTMENT CORPORATION



                                        BY: /s/ Mark S. Howard
                                           ---------------------------------
                                              NAME:  MARK S. HOWARD
                                              TITLE: SENIOR VICE PRESIDENT,
                                                     SECRETARY AND COUNSEL

----------                                                     -----------------
EXHIBIT 1                                                      PAGE 9 OF 9 PAGES
----------                                                     -----------------


                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of iShares S&P 500 Index Fund and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 19th day of December, 2003. ted on their behalf this 19th day of December, 2003.

                                        USAA INVESTMENT MANAGEMENT COMPANY



                                        BY: /s/ Mark S. Howard
                                            --------------------------------
                                              NAME:  MARK S. HOWARD
                                              TITLE: SENIOR VICE PRESIDENT,
                                                     SECRETARY AND COUNSEL


                                        UNITED SERVICES AUTOMOBILE ASSOCIATION



                                        BY: /s/ Bradford W. Rich
                                            ---------------------------------
                                              NAME:  BRADFORD W. RICH
                                              TITLE: EXECUTIVE VICE PRESIDENT,
                                                     GENERAL COUNSEL
                                                     AND CORPORATE SECRETARY


                                        USAA CAPITAL CORPORATION



                                        BY: /s/ Bradford W. Rich
                                            --------------------------------
                                              NAME:  BRADFORD W. RICH
                                              TITLE: SENIOR VICE PRESIDENT,
                                                     SECRETARY


                                        USAA INVESTMENT CORPORATION



                                        BY: /s/ Mark S. Howard
                                            ---------------------------------
                                              NAME:  MARK S. HOWARD
                                              TITLE: SENIOR VICE PRESIDENT,
                                                     SECRETARY AND COUNSEL